Exhibit 23.4

Consent of Independent Auditors

The Board of Directors

Healthcare Trust of America, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3, as amended by the Post-Effective Amendment No. 1 on Form S-3, of Healthcare Trust of America, Inc. of (i) our report dated August 18, 2017, with respect to the combined statement of revenues in excess of certain expenses of the Duke Realty Healthcare Initial Closing Assets Portfolio for the year ended December 31, 2016 and (ii) our report dated August 18, 2017, with respect to the combined statement of revenues in excess of certain expenses of the Duke Realty Healthcare Subsequent and Pending Acquisition Assets Portfolio for the year ended December 31, 2016, which reports appear in the August 18, 2017 combined Form 8-K/A of Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP.

Our reports related to the aforementioned combined statements of revenues in excess of certain expenses refer to the fact that the statements were prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933 and are not intended to be a complete presentation of revenues and expenses.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

September 5, 2019